Exhibit 4

                                 DUKE SECURITIES
                           PURCHASE and SALE AGREEMENT

         This PURCHASE and SALE AGREEMENT (including the exhibits and schedules hereto, this "Agreement") is made and entered into this 27th day of June, 2003, between and among Duke Capital Partners, LLC, a limited liability company organized and existing under the laws of the State of Delaware ("Duke"), and the Investors listed on Schedule I hereto (each, an "Investor" and collectively, the "Investors").

         WHEREAS, Duke is the holder of the following securities, including accrued and unpaid dividends thereon, of Electric City Corp.("ECC"), a Delaware corporation (collectively, the "Duke Securities") issued under that certain Securities Purchase Agreement dated as of July 31, 2001 among EEC and the Purchasers listed therein, including Duke (the "Original Agreement"):

          1. 471,737 issued shares of Series A Convertible Preferred Stock, par value $0.01 per share:

          2.   80,217 issued shares of common stock, par value $0.001 per share;
               and

          3.   warrants to purchase 750,000 shares of common stock.

         WHEREAS, Duke has informed ECC and the Investors that Duke is willing to sell the Duke Securities for a purchase price of $1,750,000 (the "Duke Purchase Price"); and

         WHEREAS, EP Power Finance, L.L.C., a limited liability company organized and existing under the laws of the State of Delaware ("EPPF"), is the holder of the following securities of ECC (collectively the "EPPF Securities") issued under the Original Agreement:

          1. 471,737 issued shares of Series A Convertible Preferred Stock, par value $0.01 per share:

          2.   80,217 issued shares of common stock, par value $0.001 per share;
               and

          3.   warrants to purchase 750,000 shares of common stock.


         WHEREAS, EPPF has informed ECC and the Investors that EPPF is willing to sell the EPPF Securities for an aggregate purchase price of $1,750,000 (the "EPPF Purchase Price"); and

         WHEREAS, ECC desires to raise $1,500,000 of additional capital by issuing and selling the following securities of ECC (collectively, the "ECC Securities"):

          1. 150,000 shares of Series D Convertible Preferred Stock, par value $0.01 per share:

          2. 37,500 Series D Warrants to purchase an aggregate of 37,500 shares of Series D Convertible Preferred Stock;

          3.   22,562 shares of common stock;

          4. 210,938 Common Stock Warrants to purchase an aggregate of 210,938 shares of common stock pursuant to the Securities Purchase Agreement made and entered into this 27th day of June, 2003, between and among ECC and the Investors (the "SPA"), (the "ECC Shares"); and

         WHEREAS, each of the Investors desire to purchase, ratably in proportion to their aggregate investment amount (the "Ratable Portion"), the Duke Securities, the EPPF Securities, and the ECC Shares, as more fully described in Schedule II hereto;

         WHEREAS, upon the terms and subject to the conditions of this Agreement, Duke desires to sell, transfer, assign and deliver to the Investors, all of Duke's right, title and interest in the Duke Securities; and the Investors, severally, desire to purchase, acquire and accept from Duke each Investor's Ratable Portion of the Duke Securities;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound by this Agreement, the parties to this Agreement agree as follows:

                                    ARTICLE I

                           PURCHASE OF Duke Securities

         Section 1. 1. Purchase. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.2) Duke shall sell, transfer, assign and deliver to the Investors, all of Duke's right, title and interest in the Duke Securities, including Duke's right, title, interest and obligations, in to and under the certain contractual rights and obligations, as set forth in the Original Agreement, including the Ancillary Agreements thereto, and each Investor, severally, shall purchase, acquire and accept from Duke, all of Duke's right, title and interest in the Investor's Ratable Portion of the Duke Securities and the Investors shall, as of the Closing, assume the rights and obligations of Duke, in to and under the express written terms of the Original Agreement, including the Ancillary Agreements thereto; and

The consideration to be paid by each Investor to Duke for the foregoing sale, transfer, delivery, purchase, acquisition and acceptance of each Investor's Ratable Portion of the Duke Securities shall be each Investor's Ratable Portion of the Duke Purchase Price. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Investor shall pay to Duke the Investor's Ratable Portion of the Duke Purchase Price, in cash by wire transfer of immediately available funds to an account or accounts designated by Andrew H. Connor, Esq. of Schwartz, Cooper, Greenberger & Krauss, Chartered as Escrow Agent pursuant to that certain Escrow Agreement Letter, dated as of June 25, 2003, by and among Andrew H. Connor, Esq., the Investors, ECC, Duke, and EPPF (the "Escrow Agreement"), prior to the Closing. The transactions contemplated by this Section 1.1 are sometimes referred to in this Agreement as the "Purchase".

         Section 1.2. Time and Place of Closing. Upon the terms and subject to the conditions of this Agreement, the Purchase and the other transactions contemplated by this Agreement and the other Transaction Documents (as defined in Section 2.1) that, by their nature, are to be consummated at the Closing shall be consummated at a closing (the "Closing") to take place at the offices of ECC, at 10:00 a.m. (local time) on the 27th day of June, 2003, subject to all of the conditions specified in this Agreement to each party's obligations to consummate the foregoing transactions (the "Closing Conditions") have been satisfied or waived (or at such other date, place or time as the parties to this Agreement may agree). The date and time on which the Closing occurs and the transactions referenced in the immediately preceding sentence become effective is referred to in this Agreement as the "Closing Date".

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         Each party to this Agreement hereby represents and warrants (as to itself only) to the other parties to this Agreement as follows:

         Section 2.1. Organization; Qualification. Each party is duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite corporate, partnership or other similar power and authority to own the Duke Securities. Each party is duly licensed or duly qualified to do business and in good standing under the laws of its jurisdiction of organization. For all purposes of this Agreement, "Transaction Documents" means this Agreement, and any agreement, instrument, document or other writing contemplated by or executed in connection with this Agreement including, but not limited to, the Electric City Corp. Securities Purchase Agreement, the Certificate of Designations, the Series D Warrants, the Common Stock, the Warrants, the Joinder to the Investors Rights Agreements and the Stock Trading Agreement, each of even date herewith and the Escrow Agreement (as defined herein).

         Section 2.2. Authorization. Each party has the requisite corporate, partnership or other similar power and authority to execute and deliver the Transaction Documents to which it is party and to consummate the transactions contemplated by the Transaction Documents that are to be consummated by it. The execution and delivery by each party of the Transaction Documents to which it is party and the consummation by each party of the transactions contemplated by the Transaction Documents that are to be consummated by it have been duly authorized and approved by all requisite corporate, partnership or other similar action on the part of each party. Each party has duly and validly executed and delivered the Transaction Documents to which it is party. Each Transaction Document that has been executed and delivered by a party constitutes the legal, valid and binding obligations of the party that has executed and delivered it, enforceable against it in accordance with its terms and conditions, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law or under applicable legal codes) and assuming that each such Transaction Document has been duly authorized, executed and delivered by each other party thereto.

         Section 2.3. Consents and Approvals; No Violations. Except as set forth in Schedule 2.3, neither the execution nor the delivery by each party of any of the Transaction Documents to which it is party nor the consummation by each party of the transactions contemplated by the Transaction Documents that are to be consummated by it will:

          (a) conflict with, result in a breach of or require any consent under any of the terms, conditions or provisions of its certificate of incorporation, bylaws or equivalent governing instruments;

          (b) violate any provision of, or require any filing, consent, authorization, notice or approval under, any law, statute, rule, regulation, order (including an executive order), award, judgment, writ, injunction or decree applicable to, or binding upon, it; or

          (c) conflict with, result in a breach of or default (without regard to requirements of notice or the lapse of time or both) under, give rise to any right of termination, cancellation or acceleration under, or require any consent, authorization, notice or approval under, the terms, conditions or provisions of (i) any mortgage, note, bond, indenture, loan or credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which it is a party or by which it is bound or to which its properties are subject or (ii) any other agreement, contract, lease, license or other instrument to which it is a party or by which it is bound or to which the its properties are subject.

         Section 2.4. No Brokers. Other than Delano Securities, LLC, no party has, directly or indirectly, employed any broker, finder or intermediary that might be entitled to an investment banking, brokerage, finders' or similar fee or commission in connection with the transactions contemplated by the Transaction Documents.

        In addition, Duke hereby represents and warrants to the Investors as follows:

         Section 2.5. Ownership of the Duke Securities. The Duke Securities are the only securities of ECC owned by Duke. Further, Duke owns the Duke Securities, free and clear of all Liens (as defined below) other than any such Liens arising under the Original Agreement and the Ancillary Agreements. For all purposes of this Agreement, "Lien" means any lien, mortgage, security interest, pledge, claim, assignment, option, priority, right, preference or other charge or encumbrance. Duke has the requisite company power and authority to convey the Duke Securities to the Investors, free and clear of all Liens, other than any such Liens arising under the Original Agreement and the Ancillary Agreements. Upon delivery of the Duke Securities to the Investors on the Closing Date, each Investor will acquire good and valid title to their Ratable Portion of the Duke Securities, respectively, free and clear of all Liens, other than any such Liens arising under the Original Agreement and the Ancillary Agreements. There are no outstanding agreements or obligations to offer, sell, transfer, pledge, dispose of or encumber the Duke Securities, other than the obligations applicable under the Original Agreement and the Ancillary Agreements. Other than in connection with the Transaction Documents, Duke has never offered, sold, transferred, pledged, disposed of or encumbered (including by merger) all or any part of the Duke Securities, or any rights or benefits arising therefrom or associated therewith, to any person (including affiliates). Duke has discharged and complied with all of its liabilities, obligations, duties and responsibilities as owner of the Duke Securities (including timely filing of Tax (as defined in Section 3.2) returns and timely payment of Taxes attributable to ownership of the Duke Securities, except that this representation and warranty shall not apply to liabilities, obligations, duties and responsibilities that are to the Investors and that are released and discharged pursuant to the Transaction Documents.

         Section 2.6. Securities Law Representation. In addition, each Investor represents and warrants as follows:

          (a) Investor is purchasing the Duke Securities for such Investor's own account for investment only and not with a view toward or in connection with a view toward or in connection with the public sale or distribution thereof. Investor will not resell the Duke Securities except pursuant to sales that are exempt from the registration requirements of the Securities Act and all applicable state securities laws, and/or sales registered under the Securities Act and all applicable state securities laws. Investor understands that it may bear the economic risk of this investment indefinitely, unless the Duke Securities are registered pursuant to the Securities Act and any applicable state securities laws or an exemption from such registration is available.

          (b) Investor is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. By reason of his or its business and financial experience, sophistication and knowledge, Investor is capable of evaluating the risks and merits of the investment made pursuant to this Agreement.


Section 2.7. Non-disclosure. Each of the Investors and Duke covenant that, except as required by law, the terms and conditions of this transaction will not be disclosed to any third party, other than its broker, Delano Group Securities, LLC.

                                   ARTICLE III

                            COVENANTS OF THE PARTIES

         Section 3.1. Commercially Reasonable Efforts. Each of the Investors and Duke shall cooperate, and use its commercially reasonable efforts, to take all action and do all things necessary, proper or advisable to consummate and in consummating the transactions contemplated by this Agreement and the other Transaction Documents (including as may be required to satisfy the Closing Conditions) to which it is a party.


         Section 3.2. Tax Matters. Each party to this Agreement shall be responsible for all Taxes (as defined below) assessed against it arising from the Purchase or any other transaction contemplated by this Agreement or any other Transaction Document. Each party to this Agreement shall use its commercially reasonable efforts to cooperate with the others to minimize any Taxes arising from the Purchase and the other transactions contemplated by this Agreement and the other Transaction Documents. Each party to this Agreement shall be liable for and shall indemnify the other parties and hold the other parties harmless from and against any and all liabilities, obligations, responsibilities, Taxes, demands, claims, actions, causes of action, controversies, assessments, losses, damages, costs and expenses (including reasonable attorneys' fees and expenses and whether foreseen or unforeseen, matured or unmatured, known or unknown or accrued or not accrued) (collectively, "Damages") arising out of or relating to any Tax for which the indemnifying party is responsible under this Section 3.2. For all purposes of this Agreement, "Tax" means any tax, fee, levy, duty or charge, including income, capital gains, sales, value added, transfer, customs, stamp, registration and any other tax, fee, levy, duty or charge, that is assessed by any country or any other governmental authority and any fines, penalties or interest with respect to such tax, fee, levy, duty or charge.

         Section 3.3. Further Assurances. From time to time before, on or after the Closing Date, each of the Investors, and Duke shall, as and when reasonably requested by another party to this Agreement, execute, deliver and record (when appropriate) any and all additional agreements, documents, instruments and writings, and take any and all other further action, that, in the reasonable opinion of another party to this Agreement or its counsel, are required to consummate or evidence the transactions contemplated by this Agreement or any other Transaction Document to which it is a party.

         Section 3.4 Indemnification. Duke agrees to indemnify and hold harmless each of the Investors: (i) from any claim regarding breach of Duke's representations and warranties in Section 2.5 hereof with respect to title to the Duke Securities, and, (ii) to the extent of the consideration paid by each Investor hereunder but not exceeding in the aggregate the Duke Purchase Price, for a period of one year from the date hereof, against any liabilities or obligations of Duke incurred or relating to Duke's ownership of the Duke Securities prior to Closing.

                                   ARTICLE IV

                    CLOSING CONDITIONS AND CLOSING DELIVERIES

         Section 4.1. Conditions to Each Party's Obligations to Consummate the Closing. The obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement and the other Transaction Documents that, by their nature, are to be consummated at the Closing by it are subject to the satisfaction (or waiver by all parties to this Agreement), at or prior to the Closing, of the following conditions:

          (a) No law, statute, rule, regulation, order (including an executive order), decree, award, judgment, writ or injunction (permanent or temporary) shall have been enacted, entered, issued, promulgated or enforced by any court or other governmental authority that remains in effect and prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction Documents that have not previously been consummated;

          (b) There shall not be any suit, action, investigation, inquiry or other proceeding instituted, pending or specifically threatened in writing by any governmental authority that seeks to enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement and the other Transaction Documents that have not previously been consummated; and

          (c) All licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents that, by their nature, are to be consummated prior to or at the Closing and have not previously been consummated shall have been obtained.

          (d) Duke shall not have received timely notice from one or more of the other parties to the Stock Trading Agreement (as defined in the Sale Notice from Duke dated June 18, 2003, (the "Sale Notices")) with respect to such party's right of first refusal pursuant to Section 2.2 of the Stock Trading Agreement.

          (e) There shall be simultaneous closings of the transactions to purchase and sell the Duke Securities and the EPPF Securities with all Investors participating in each transaction to the extent of their purchase obligations as indicated on Schedule II hereto.

        Section 4.2. Further Conditions to the Obligations of Duke to Consummate the Closing. The obligations of Duke to consummate the transactions contemplated by this Agreement and the other Transaction Documents that, by their nature, are to be consummated at the Closing by it are subject to the satisfaction (or waiver by Duke), at or prior to the Closing, of the following conditions:

          (a) Each of the representations and warranties of the individual Investors contained in this Agreement or any other Transaction Document that is qualified as to materiality shall be true and correct, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, as of the Closing Date (as though made again on and as of the Closing Date if not then made);

          (b) Each of the Investors shall have performed and complied in all material respects with all covenants and agreements required by this Agreement and each other Transaction Document to be performed or complied with by it on or prior to the Closing; and

          (c) Each of the Investors shall have made their respective Closing deliveries.

         Section 4.3. Further Conditions to the Obligations of the Investors to Consummate the Closing. The obligations of the Investors to consummate the transactions contemplated by this Agreement and the other Transaction Documents that, by their nature, are to be consummated at the Closing are subject to the satisfaction (or waiver by the Investors), at or prior to the Closing, of the following conditions:

          (a) Each of the representations and warranties of Duke contained in this Agreement or any other Transaction Document that is qualified as to materiality shall be true and correct, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, as of the Closing Date (as though made again on and as of the Closing Date if not then made);

          (b) Duke shall have performed and complied in all material respects with all covenants and agreements required by this Agreement and each other Transaction Document to be performed or complied with by it on or prior to the Closing; and

          (c)  Duke shall have made its Closing deliveries.

         Section 4.4. Closing Deliveries by Duke. Duke shall, at the Closing, deliver to the Escrow Agent the following:

          (a) Certificates representing the Duke Securities duly endorsed and accompanied by an executed Escrow Agreement and Assignment.

          (b) All other agreements, documents, instruments and writings required to be delivered by the Duke at or prior to the Closing pursuant to this Agreement or any other Transaction Document to which it is a party .

         Section 4.5. Closing Deliveries by the Investors. The Investors shall, at the Closing, cause the Escrow Agent to deliver to Duke the following:

          (a)  Each  Investor's  Ratable  Portion of the Duke Purchase  Price in
               cash in immediately available funds according to this Agreement;(b) All other agreements, documents, instruments and writings required to be delivered by the Investors at or prior to the Closing pursuant to this Agreement or any other Transaction Document including, but not limited to the Escrow Agreement.

                                    ARTICLE V

                           TERMINATION AND ABANDONMENT

     Section 5.1. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement and the other Transaction Documents may be abandoned at any time prior to the Closing Date:

          (a)  by mutual written consent of Duke and each of the Investors;

          (b) by Duke if any of the conditions set forth in Section 4.1 or 4.2 shall have become incapable of fulfillment and shall not have been waived by Duke; or

          (c) by any Investor if any of the conditions set forth in Section 4.1 or 4.3 shall have become incapable of fulfillment and shall not have been waived by it; provided, however, that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement and the other Transaction Documents pursuant to Section 5.1 (b) or 5.1(c) shall not be available to a party to this Agreement if the event that gives rise to that right is due to the breach by that party of any representation, warranty, covenant or agreement set forth in this Agreement or any other Transaction Document.

         Section 5.2. Procedure for Valid Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement and the other Transaction Documents pursuant to Section 5.1
(b) or 5.1(c), notice of that termination and abandonment shall be given by Duke or an Investor, whichever is so terminating and abandoning, to the others and, except as provided in this Section 5.2, this Agreement shall immediately terminate and shall become null and void and of no further force or effect, and the transactions contemplated by this Agreement and the other Transaction Documents shall be abandoned without further action by any party to this Agreement. If such termination and abandonment occurs:

          (a) All filings, applications and other submissions and requests made pursuant to this Agreement or any other Transaction Document shall be withdrawn from the governmental authority or other person to which made; and

          (b) There shall be no liability or obligation on the part of any party to this Agreement, except (i) that this Section 5.2 and
               Article VI shall survive such  termination  and  abandonment  and
               (ii) that a termination and abandonment pursuant to Section 5.1(b) or 5.1(c) shall not relieve any party to this Agreement of the consequences (subject to the terms and conditions of this Agreement) of any prior breach of any warranty, representation, agreement or covenant in this Agreement or any other Transaction Document and all duties, covenants, obligations and liabilities relating to the enforcement of those consequences and applicable provisions of this Agreement creating or relating to such duties, covenants, obligations and liabilities (including Article VI) shall survive such termination and abandonment for purposes of such enforcement.
                                   ARTICLE VI

                          INDEMNIFICATION AND LIABILITY

                  Section 6.1. No Special Damages. NO PARTY TO THIS AGREEMENT SHALL BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT, FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES, WHETHER IN TORT (INCLUDING NEGLIGENCE OR GROSS NEGLIGENCE), STRICT LIABILITY, BY CONTRACT OR STATUTE.

                  Section 6.2. Limited Recourse. NO PARTY TO THIS AGREEMENT WILL HAVE ANY LIABILITY OR RESPONSIBILITY FOR ANOTHER PARTY'S FAILURE TO PERFORM ANY TERM, COVENANT, CONDITION OR PROVISION OF THIS AGREEMENT , AND IN PURSUING ANY REMEDY FOR ANY PARTY'S BREACH OF ANY TERM, COVENANT, CONDITION OR PROVISION OF THIS AGREEMENT, OR OF ANY DUTY OR STANDARD OF CONDUCT BASED ON NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER TORT OR VIOLATION OF APPLICABLE LAW, OR OTHERWISE, NO PARTY OR OTHER PERSON WILL HAVE RECOURSE AGAINST ANY PERSON OTHER THAN THE DEFAULTING OR BREACHING PARTY ITSELF NOR AGAINST ANY ASSETS OTHER THAN THE ASSETS OF THE DEFAULTING OR BREACHING PARTY ITSELF.





                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

         Section 7.1. Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the parties to this Agreement but only pursuant to an instrument in writing signed by all parties to this Agreement.

         Section 7.2. Entire Agreement. This Agreement (including the Exhibits and the Schedules to this Agreement) and the other Transaction Documents, as relevant, constitute the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and supersede other prior agreements and understandings, both written and oral, among some or all of the parties to this Agreement with respect to the subject matter of this Agreement.

         Section 7.3. Severability. If any provision of this Agreement is held invalid or unenforceable, all other provisions will not be affected. With respect to the provision held invalid or unenforceable, the parties to this Agreement will amend this Agreement as necessary to effect the original intent of the parties to this Agreement as closely as possible.

         Section 7.4. Notices. Except as otherwise expressly provided in this Agreement, all notices and other communications to be given or made under this Agreement shall be in writing, shall be addressed as specified below and shall either be personally delivered, sent by internationally recognized courier (with proof of service) or sent by facsimile (with confirmation of transmittal). Initially, the addresses and facsimile numbers of the Investors are set out in
Schedule I hereto. The address and facsimile numbers of Duke is as follows:
                                Duke Capital Partners, LLC
                                128 South Tryon Street, Suite 1100
                                Charlotte, NC 28202
                                Att; Dennis Magna
                                Fax : 704 373 4242

         All notices shall be deemed delivered (a) when presented personally at the receiving party's address for notices then in effect, (b) if transmitted on a business day for the receiving patty, when transmitted by facsimile to the receiving party's facsimile number for notices then in effect and, if transmitted on a day that is not a business day for the receiving party, on the first business day following the date transmitted by facsimile to the receiving party's facsimile number for notices then in effect or (c) three (3) calendar days after being delivered to an internationally recognized courier addressed to the receiving party at the receiving party's address for notices then in effect. Any party to this Agreement may by notice change the address or facsimile number, or both, to which notices and communications are to be sent.

         Section 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to its rules of conflict of laws that would require the application of laws of a different jurisdiction.

         Section 7.6. Counterparts; Delivery by Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The delivery of an executed counterpart of this Agreement by facsimile shall be deemed to be valid delivery thereof.

         Section 7.7. Fees and Expenses. Whether or not this Agreement and the other Transaction Document and the transactions contemplated by this Agreement and the other Transaction Documents are consummated, and except as otherwise expressly set forth in this Agreement, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement, the other Transaction Documents and the transactions contemplated by this Agreement and the other Transaction Documents shall be paid by the person incurring such expenses.

         Section 7.8. Interpretation. In this Agreement:

          (a) The headings are for convenience of reference only and shall be ignored in construing this Agreement;

          (b) Where the context requires, the singular includes the plural and vice versa;

          (c) The words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation";

          (d) Unless the context otherwise indicates, references to articles, sections, exhibits or schedules are references, respectively, to articles, sections, exhibits or schedules of or to this Agreement; and unless the context clearly otherwise indicates, references to "Investors" with respect to securities purchased pursuant to agreements other than this Agreement means the purchasers of such securities under the agreements governing such transactions.

          (e) All references to contracts, agreements and other documents shall be deemed to refer to such contracts, agreements and other documents as amended, modified and supplemented from time to time;

          (f) The words "hereof," "herein," "hereto," and "hereunder" and words of similar import shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular portion or provision of this Agreement;

          (g) The term "affiliate" shall mean, with respect to a referenced person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such referenced person; and

          (h) Wherever the consent or approval of any party is required under this Agreement, such consent or approval shall not be unreasonably withheld unless this Agreement provides that such consent or approval is to be given by such party at its sole or absolute discretion or is otherwise qualified.

         Each of the parties to this Agreement acknowledges that it and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         Section 7.9. No Third Party Beneficiaries. This Agreement is intended solely for the benefit of the parties to this Agreement and nothing in this Agreement shall be construed to create any right in, any duty to, any standard of care with reference to, or any liability to, any person not a party to this Agreement.

         Section 7.10. Waivers. If on any occasion a party to this Agreement does not insist upon the performance of any term, condition or provision of this Agreement, such forbearance shall not operate or be construed as an acceptance of any variation in any term, condition or provision of this Agreement or relinquishment of any right under this Agreement. No waiver by any party to this Agreement of any right or of any breach by any other party under this Agreement shall operate or be construed as a waiver of any other or further right or as a waiver of any future breach, whether of like or different character or nature.

         Section 7.11. Assignment; Binding Effect. No party to this Agreement may assign this Agreement without the prior written consent of the other parties, except that any party to this Agreement shall have the right, without the consent of the other parties, to assign this Agreement in connection with a sale (including by merger) of all or substantially all the assets of, or by operation of law in connection with a merger involving, the assigning party and, if a party so assigns this Agreement, the assigning party shall, to the extent the assignee assumes the duties, liabilities, covenants and obligations of the assigning party under this Agreement, be relieved of its duties, liabilities, covenants and obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

         Section 7.12. Incorporation of Exhibits and Schedules. All exhibits and schedules to this Agreement are hereby incorporated in this Agreement and made a part of this Agreement for all purposes as if fully set forth in this Agreement. The exhibits and schedules as of the date of this Agreement are as follows:
                  Schedule I - Investors and Investor's Notice Addresses

                 Schedule II -  Description of each Investor's Ratable Portion

                 Schedule 2.3 - Required Consents

         Section 7.13. Investor Independence. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Investor or other party hereto pursuant thereto, shall be deemed to constitute the Investors and such parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that such parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document.

         Section 7.14 Waiver of Conflict of Interest. The parties acknowledge that Delano Group Securities, LLC, which is controlled by David R. Asplund, has served as placement agent for ECC, Duke, and EPPF with respect to the sale of securities described herein, that Mr. Asplund serves on the Board of Directors of ECC, and that Mr. Asplund or an entity in which Mr. Asplund holds an equity interest will be an Investor in the Duke Securities and a purchaser of ECC Securities under the Electric Securities Corp. Securities Purchase Agreement of even date herewith. The parties hereby waive any and all claims of conflicts of interest against Delano Group Securities, LLC and/or Mr. Asplund arising from or with respect to the transactions contemplated hereby.


                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]






               IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

                           DUKE CAPITAL PARTNERS, LLC


                           By:/s/Dennis Magna
                           Name: Dennis Magna
                           Title:  Managing Director

                           CINERGY VENTURES II, LLC


                           By:/s/R. Foster Duncan
                           Name: R. Foster Duncan
                           Title:    President
                           139 East 4th Street
                           26th Floor
                           Atrium II EA610
                           Cincinnati, OH  45202


                           /s/Richard P. Kiphart
                           Richard P. Kiphart
                           c/o William Blair & Co.
                           222 W. Adams Street
                           Chicago, IL  60606


                           SF CAPITAL PARTNERS LTD.


                           By:/s/Brian H. Davidson
                           Name: Brian H. Davidson
                           Title: Authorized Signatory
                           c/o Stark Asset Management, LLC
                           3600 South Lake Drive
                           St. Francis, WI  53235


                           /s/David R. Asplund
                           David R. Asplund
                           c/o Delano Group Securities, LLC
                           141 W. Jackson Blvd, Suite 2176
                           Chicago, IL  60604





                             SCHEDULE I - INVESTORS

Cinergy Ventures II, LLC
139 East 4th Street
26th Floor
Atrium II EA610
Cincinnati, OH  45202
Attn:  Kevin Kushman
Kevin.kushman@cinergy.com
Telephone: 513-287-1245
Facsimile:  513-287-4090


Richard P. Kiphart
c/o William Blair & Co.
222 W. Adams Street
Chicago, IL  60606
Telephone: 312-364-8420
Facsimile:  312-236-1655
rpk@wmblair.com
---------------


SF Capital Partners, Ltd.
C/o Stark Asset Management, LLC
3600 South Lake Drive
St. Francis, WI  53235
Telephone: 414-294-7016
Facsimile:  414-294-4416
Attn:  Brian Davidson
bdavidson@starkinvestments.com
------------------------------


David R. Asplund
c/o Delano Group Securities, LLC
141 W. Jackson Blvd, Suite 2176
Chicago, IL  60604
Telephone: 312-583-1950
Facsimile:  312-583-1949
dasplund@delanosecurities.com
-----------------------------
(for purposes of the Duke Securities
Purchase and Sale Agreement and the
ECC Securities Purchase Agreement only)


John Thomas Hurvis Revocable Trust C/O Old World Industries 4065 Commercial Avenue Northbrook, IL 60062 (for purposes of the EPPF Securities Purchase and Sale Agreement and the ECC Securities Purchase Agreement only)





                                   SCHEDULE II
                 INVESTORS' RATABLE PORTION OF DUKE SECURITIES,
                       EPPF SECURITIES AND ECC SECURITIES

Total Purchase Price:  $5 Million
                                                 Pro Rata Payments
                                                 El Paso      Duke          ECC
Investor              Investment
Cinergy Ventures II   $2, 000,000 = 40% of total $700,000   S700,000    $600,000
Richard Kiphart       $1,750,000 = 35% of total  $612,500   $612,500    $525,000
Stark Investment      $1,000,000 = 20% of total  $350,000   $350,000    $300,000
David Asplund         $125,000 = 2.5% of total         $0    $87,500     $37,500
Hurvis Trust          $125,000 = 2.5% of total    $87,500         $0     $37,500

Total Proceeds                                 $1,750,000 $1,750,000  $1,500,000









                                  SCHEDULE 2.3
                             CONSENTS AND APPROVALS

The right of first refusal under Section 2.2 of that certain Stock Trading Agreement, dated as of July 31, 2001 (as amended from time to time) made by and among the Purchasers and the Placement Agent, each as defined therein, and John Mitola, Brian Kawamura, Jeff Mistarz, Dennis Enberg (with respect to 50,000 shares of Common Stock), and Michael Pokora, which right of first refusal has been deemed to be waived pursuant to the provisions of the Sale Notice.
..